Exhibit 10.21

Name:	[_________]
Number of Restricted Stock Units:	[_________]
Date of Grant:	[_________]
Vesting Commencement Date:	[_________]

ENSEMBLE HEALTH PARTNERS, INC.

2021 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

This agreement (this “Agreement”) evidences a grant of Restricted Stock Units (“RSUs”) by Ensemble Health Partners, Inc. (the “Company”) to the individual named above (the “Participant”) pursuant to and subject to the terms of the Ensemble Health Partners, Inc. 2021 Equity Incentive Plan (as from time to time amended and in effect, the “Plan”). Except as otherwise defined herein, all capitalized terms used herein have the same meanings as in the Plan.

1. Grant of RSUs. On the date of grant set forth above (the “Date of Grant”), the Company granted to the Participant the number of RSUs set forth above, giving the Participant the conditional right to receive, without payment and pursuant to and subject to the terms and conditions set forth in this Agreement and in the Plan, one share of Stock (a “Share”) with respect to each RSU granted hereunder, subject to adjustment pursuant to Section 7 of the Plan in respect of transactions occurring after the date hereof.

2. Vesting; Cessation of Employment.

(a) Vesting. Unless earlier terminated, forfeited, relinquished or expired, the RSUs will vest                 .

(b)                 .

(c)                 .

(d) Cessation of Employment. If the Participant’s Employment ceases for any reason, except as expressly provided for in any then-effective written agreement between the Participant and the Company or its Affiliate or as provided in Sections 2 above, the RSUs, to the extent not then vested, will be immediately forfeited.

3. Delivery of Shares; Distributions. The Company shall, as soon as practicable upon the vesting of any RSUs subject to this Agreement (but in no event later than March 15th of the year following the year in which such RSUs vest), issue Shares with respect to such vested RSUs to the Participant (or, in the event of the Participant’s death, to the person to whom the Award has passed by will or the laws of descent and distribution);                . Notwithstanding anything to the contrary herein, in the event that (i) the Participant is otherwise prohibited from selling Shares in the public market when any Shares underlying the RSUs are scheduled to be delivered on a settlement date (the “Original Settlement Date”) due to (w) applicable law, (x) the rules related to a blackout period declared by the Company under any policy of the Company or any of its Affiliates that relates to trading on non-public information and permitted transactions with respect to Shares, or (y) any agreed to lock-up arrangement and (ii) the Company elects not to satisfy its tax withholding obligations by withholding Shares from the Shares otherwise deliverable to the Participant in respect of the RSUs, then, unless otherwise requested by the Participant, such Shares shall not be delivered on such Original Settlement Date and shall instead be delivered, as applicable, on (x) the first business day of the next occurring open “window period” applicable to the Participant as determined by the Company, or (y) the next business day on which the Participant is not otherwise so prohibited from selling Shares in the public markets, but in no event later than March 15th of year following the year in which such RSUs vest; it being understood that in no event shall the Participant have a right to select the taxable year in which such Shares are delivered. No Shares will be issued pursuant to this Agreement unless and until all legal requirements applicable to the issuance or transfer of such Shares have been complied with to the satisfaction of the Administrator. In the event that any dividend or distribution is paid with respect to any shares of Stock while any RSUs remain outstanding, upon the issuance of any Shares with respect to any such RSUs, the Company shall also pay to the Participant an amount equal to the amount the Participant would have received as a dividend or distribution in respect of the Shares subject to such RSUs had the Participant held such Shares as of the date of such dividend or distribution, subject to withholding in accordance with Section 6 below.

4. Company Policies. By accepting the Award, the Participant expressly acknowledges and agrees that the Participant’s rights, and those of any permitted transferee, with respect to the RSUs, including the right to any Shares issued in respect of the RSUs or proceeds from the disposition thereof, are subject to Section 6(a)(5) of the Plan (including any successor provision), except that, notwithstanding anything to the contrary in the Plan, any clawback or recoupment policy of the Company shall only apply to the Award solely to extent required by applicable law (which shall include, for the avoidance of doubt, the rules or requirements of any stock exchange on which the Shares are listed). The Participant further agrees to be bound by the terms of any policy of the Company or any of its Affiliates that relates to trading on non-public information and permitted transactions with respect to Shares, including limitations on hedging and pledging. Nothing in the preceding sentence will be construed as limiting the general application of Section 8 of this Agreement.

5. Nontransferability. The RSUs may not be transferred except as expressly permitted under Section 6(a)(3) of the Plan.

6. Withholding. The Participant expressly acknowledges that the vesting or settlement of the RSUs acquired hereunder, and any related amounts, may give rise to “wages” subject to withholding. The Participant expressly acknowledges and agrees that the Participant’s rights hereunder, including the right to receive Shares and/or other amounts following the vesting of any portion of the Award, are subject to the satisfaction of all taxes required to be withheld with respect to the Award.    Without limiting the foregoing, the Participant authorizes the Company and its Affiliates to withhold any amounts due in respect of any required tax withholdings by withholding from any amounts owed to the Participant, including under this Agreement.    Nothing in this Section 6 shall be construed as relieving the Participant of any liability for satisfying his or her tax obligations relating to the Award.

7. Effect on Employment. This grant of the RSUs will not give the Participant any right to be retained in the employment or service of the Company or any of its Affiliates, affect the right of the Company or any of its Affiliates to terminate the Participant’s employment or service at any time, or affect any right of the Participant to terminate his or her employment or service with the Company at any time.

8. Provisions of the Plan. This Agreement is subject in its entirety to the provisions of the Plan, which are incorporated herein by reference. A copy of the Plan as in effect on the Date of Grant has been furnished or made available to the Participant. By accepting, or being deemed to have accepted, all or any part of the RSUs, the Participant agrees to be bound by the terms of the Plan and this Agreement. In the event of any conflict between the terms of this Agreement and the Plan, the terms of the Plan will control.

9. Successors. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon the death of the Participant, acquire any rights hereunder in accordance with this Agreement or the Plan.

10. Section 409A. This Agreement shall be interpreted in such a manner that all provisions relating to the settlement of the Award are exempt from the requirements of Section 409A of the Code as “short-term deferrals” as described in Section 409A of the Code.

11. Section 280G. If any payment or benefit that the Participant may receive, whether or not payable or provided under this Agreement (“Payment”), would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount. The “Reduced Amount” shall be either (A) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (B) the largest portion, up to and including the total amount, of the Payment, whichever of the amounts determined under (A) and (B), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Participant’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order: reduction of cash payments; reduction of employee benefits; and cancellation of accelerated vesting of outstanding equity awards. In the event that acceleration of vesting of outstanding equity awards is to be reduced, such acceleration of vesting shall be undertaken in the reverse order of the date of grant of the Participant’s outstanding equity awards. All calculations and determinations made pursuant this Section 11 will be made by an independent accounting or consulting firm or independent tax counsel appointed by the Company (the “Tax Counsel”) whose determinations shall be conclusive and binding on the Company and the Participant for all purposes. For purposes of making the calculations and determinations required by this Section 11, the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G of the Code and Section 4999 of the Code. The Company shall bear all costs the Tax Counsel may reasonably incur in connection with its services.

12. Acknowledgements. The Participant acknowledges and agrees that (i) this Agreement may be executed in two or more counterparts, each of which will be an original and all of which together will constitute one and the same instrument, (ii) this Agreement may be executed and exchanged using facsimile, portable document format (PDF) or electronic signature, which, in each case, will constitute an original signature for all purposes hereunder, and (iii) such signature by the Company will be binding against the Company and will create a legally binding agreement when this Agreement is countersigned by the Participant.

[Signature page follows.]

The Company, by its duly authorized officer, and the Participant have executed this Agreement as of the Date of Grant.

ENSEMBLE HEALTH PARTNERS, INC.

By:
Name:
Title:

Agreed and Accepted:

By

Signature page to Restricted Stock Unit Agreement